EXHIBIT 10.5

[SRS LABS, INC. LETTERHEAD]

November 9, 2004

Michael S. Oswald

28072 Camellia Ct.

Laguna Niguel, CA 92677

Dear Michael:

It is with great pleasure that I invite you to join SRS (•) Labs, Inc. as Vice President, General Counsel.  This is an extremely important position, as you will have overall responsibility and authority for all legal matters involving the Company.  You will provide legal advice and services directly, and will be responsible for engaging and managing the services of outside counsel as needed.  Activities include:

1.     Corporate, Corporate Governance and Transaction Matters

2.     Contract Management

3.     Intellectual Property

4.     Litigation Management

Your position will have a monthly salary of $15,000 ($180,000 annual salary).  The introductory period for a new SRS employee is 90-days.  Upon completion of the eligibility requirement, you will be entitled to participate in the SRS bonus plan on the same terms as other executive personnel.  As an executive you will also participate in the SRS Executive Bonus Plan,

You will be eligible on your first day of employment to enroll in our benefits plan, which includes medical, dental and vision insurance, for you and your family, as well as life insurance for yourself in the amount of $50,000.  Coverage will begin on the first day of the month following your employment.  A copy of the plan will be provided to you during your first week of employment.

As an added incentive, we are pleased to grant you a stock option of 150,000 shares of SRS Labs stock The Board of Directors will set the grant date.  The Company Stock Option program will govern these stock options and a copy of the plan will be provided to you.  As an employee of SRS Labs, Inc. you are considered an “insider”.  As such, you will need to comply with the company’s blackout rules.

You will be eligible to take two weeks vacation each year.  Your vacation eligibility will begin after the completion of your 90-day introductory period, when you may take what you have earned.  The Company also offers a total of ten (10) paid holidays per year.  A copy of the employee handbook is provided to each employee during the first week of employment.

SRS also offers employees the option to participate in an Employer Matching Contributory 401(k) plan.  You are eligible to participate in this Plan after completing a 90-day introductory period.  The entry dates of the plan fail on the first day of the each month.  A copy of the plan will be provided to you during your first week of employment.

Your official employment starting date will be November 17, 2004 and you will be reporting to Torn Yuen, Chairman and CEO.

Any offer of employment will be contingent on the submission of proof of your eligibility to work in the United States and the signing of the SRS Labs, Inc. At-Will Employment Agreement and the Confidentiality, Non-Competition, and Compliance Agreement, copies of which will be provided during your first week of employment.

This offer replaces and supersedes any other employment offer, service agreement and understanding between SRS Labs, Inc. and yourself.  If this offer of employment letter is not accepted by the close of business on November 23rd, 2004 then it will become null and void.

Michael, if this offer meets with your approval, please indicate your acceptance in the space provided below.  We look forward to having you as part of our team as we establish SRS (•) as the industry standard in contemporary audio and voice processing.

Sincerely,

/S/ THOMAS C.K. YUEN

Thomas C.K. Yuen
C.E.O.
SRS Labs, Inc.

6 month salary continuation in event position is eliminated.  Employee must complete 90 day introductory period before this is effective.

I Accept:	/S/ MICHAEL S. OSWALD	12 November 2004
	Name	Date